                                                                    EXHIBIT 23.1




INDEPENDENT AUDITOR'S CONSENT




To the Board of Directors
Frontline Communications Corporation


We hereby consent to the incorporation by reference in the Prospectus constituting part of the Registration Statement of Frontline Communications Corporation on Forms S-3 (#333-89811 and 333-35058) and Form S-8 (#333-86792) of
our report dated February 20, 2003, on the consolidated financial statements of Frontline Communications Corporation as of December 31, 2002 and for each of the two years in the period then ended appearing in the annual report on Form 10-KSB of Frontline Communications Corporation for the year ended December 31, 2002. We also consent to the reference of our firm under the caption "Experts" contained in such Registration Statement.




/s/ Goldstein Golub Kessler LLP
-------------------------------
GOLDSTEIN GOLUB KESSLER LLP
New York, New York

October 6, 2003